Exhibit (b)(1)

November 23, 2010

Chinos Holdings, Inc.

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of TPG Partners VI, L.P., a Delaware limited partnership (the “Fund”), subject to the terms and conditions contained herein, to purchase certain equity interests of Chinos Holdings, Inc., a newly formed Delaware corporation (“Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among J. Crew Group, Inc. (the “Company”), Parent and Chinos Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Commitment. The Fund hereby commits (the “Commitment”), subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall purchase, or shall cause the purchase, directly or indirectly through one or more intermediate entities, of equity securities of Parent with an aggregate purchase price not to exceed $845,000,000, to (i) fund a portion of the Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement and (ii) pay all related fees and expenses pursuant to the Merger Agreement.

2. Conditions. The Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (iii) (a) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 5.5(a) of the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (b) the Rollover Investment is made at Closing, (iv) the substantially simultaneous closing of the contributions contemplated by the LGP Equity Funding Letter and (v) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement. The Fund may allocate all or a portion of its investment to other Persons, and its Commitment hereunder will be reduced by any amounts actually contributed to Parent by such Persons (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Merger Consideration, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses pursuant to the Merger Agreement.

3. Limited Guaranty. Concurrently with the execution and delivery of this Agreement, the Fund is executing and delivering to the Company a limited guaranty related to certain of the Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guaranty”). Other than with respect to the Company’s rights pursuant to clauses (ii) and (iii) of the first sentence of Section 5 hereof, the Company’s rights against Parent and Merger Sub pursuant to the Merger Agreement and the Company’s right to assert any Retained Claim (as defined in the Limited Guaranty) against the Non-Recourse Party(ies) (as defined in the Limited Guaranty) against which such Retained Claim may be asserted pursuant to Section 8 of the Limited Guaranty, the Company’s remedies against the Fund under the Limited Guaranty shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Fund or any other Non-Recourse Party (against which a Retained Claim may be asserted pursuant to Section 8 of the Limited Guaranty) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the negotiation thereof, including in the event the Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Fund’s breach of its obligations under this Agreement.

4. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that (i) the Company is an express third-party beneficiary hereof and shall have the enforcement rights provided in Section 5 and no others and (ii) each of the Non-Recourse Parties (as defined in the Limited Guaranty) is an express third-party beneficiary hereof solely for purposes of Section 3.

5. Enforceability. This Agreement may only be enforced by (i) Parent at the direction of the Fund, (ii) the Company pursuant to the Company’s right to seek specific performance of Parent’s obligation to enforce the Fund’s obligation to fund the Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 8.8 of the Merger Agreement and those set forth herein or (iii) the Company directly seeking specific performance of each Fund’s obligation to fund its Commitment under the circumstances and only under the circumstances in which the Company would be permitted by Section 5(ii) of this Agreement and Section 8.8 of the Merger Agreement to obtain specific performance requiring Parent to enforce the Fund’s obligation to fund its Commitment.

6. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Fund and the Company. Together with the Merger Agreement, the Limited Guaranty and the Confidentiality

Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Fund or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 1 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, the Fund and the Company. Any transfer in violation of the preceding sentence shall be null and void.

7. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9. Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of Parent in each instance; provided, that no such written consent is required for any disclosure of the existence of this Agreement to (i) the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger (provided, that Parent or the Company, as applicable, will provide the Fund an opportunity to review such required disclosure in advance of such public disclosure being made) or (ii) Parent’s or the Company’s Affiliates and Representatives who need to know of the existence of this Agreement.

10. Termination. The obligation of the Fund under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged), (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously commenced an action pursuant to clause (ii) of the first sentence of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction of the Fund of any obligations finally determined or agreed to be owed by the Fund, consistent with the terms hereof), (c) the Company, or any Person claiming by, through or for the benefit of the Company, accepting all or any portion of the Parent Termination Fee pursuant to the Merger Agreement or accepting any payment from a Guarantor (as defined in the Limited Guaranty) under the Limited Guaranty in respect of such obligations and (d) the Company or any of its Affiliates, or any Person claiming by, through or for the benefit of the Company, asserting a claim against the Fund or any other Non-Recourse Party (as defined in the Limited Guaranty) under or in connection with the Merger Agreement other than the Company asserting any Retained Claim against the Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 8 of the Limited Guaranty.

11. No Assignment. The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by Parent without the Fund’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be void.

12. Representations and Warranties. The Fund hereby represents and warrants to Parent that (a) it has all limited partnership power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it, (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, (d) its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (e) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and (f) the execution, delivery and performance by the undersigned of this letter agreement do not (i) violate the organizational documents of the undersigned, (ii) violate any applicable Law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which the undersigned is a party.

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Sincerely,

TPG PARTNERS VI, L.P.

By: TPG GenPar VI, L.P.,
its general partner

By: TPG GenPar VI Advisors, LLC,
its general partner

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

Agreed to and accepted:

CHINOS HOLDINGS, INC.

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

SIGNATURE PAGE TO EQUITY COMMITMENT LETTER